                                                                           DRAFT

                        SCHRODER CAPITAL FUNDS (DELAWARE)
                          SUB-ADMINISTRATION AGREEMENT


     AGREEMENT made this 9th day of January, 1996, between Schroder Capital Funds (Delaware) ("Fund"), Schroder Capital Management International Inc. ("Adviser"), Schroder Fund Advisers Inc. ("Administrator"), all corporations organized under the laws of the State of Maryland, and Forum Financial Services, Inc. ("FFSI" or "Sub-Administrator"), a corporation organized under the laws of the State of Delaware with its principal place of business at 61 Broadway, New York, New York 10006.

     WHEREAS, the Fund is registered under the Investment Company Act of 1940 ("1940 Act") as an open-end management investment company and is authorized to issue shares of common stock ("Shares") in separate series and classes;

     WHEREAS, the Fund currently consists of five series: International Equity Fund, Schroder U.S. Equity Fund, Schroder U.S. Smaller Companies Fund, Schroder Emerging Markets Fund Institutional Portfolio and Schroder Latin American Fund;

     WHEREAS, the Fund has entered into Investment Advisory Agreements ("Advisory Agreements") with Adviser pursuant to which the Adviser provides certain management and administrative services, other than investment management services, to the Fund and each of its series;

     WHEREAS, the International Equity Fund, Schroder U.S. Smaller Companies Fund, Schroder Emerging Markets Fund Institutional Portfolio and Schroder Latin American Fund have entered into an Administrative Services Agreement ("Administrative Agreement") with Administrator, pursuant to which Administrator provides certain management and administrative services for the Fund, and for any series of the Fund that adopts the Administrative Agreement, other than investment management and administrative services provided to the Fund by Adviser pursuant to the aforesaid Advisory Agreements.

     WHEREAS, the Fund, Adviser and Administrator desire that FFSI perform certain administrative services for the Fund, and each of its series and classes that now exist or may in the future be created, and FFSI is willing to provide those services on the terms and conditions set forth in this Agreement;

     WHEREAS, Administrator desires that FFSI provide such administrative services to International Equity Fund, Schroder U.S. Smaller Companies Fund, Schroder Emerging Markets Fund Institutional Portofolio, Schroder Latin American Fund and other future series of the Fund, pursuant to a sub-contract to the Administrative Agreement; and

     WHEREAS, Adviser desires that FFSI provide such administrative services to Schroder U.S. Equity Fund pursuant to a sub-contract to an Advisory Contract between the Fund and Adviser with respect to that Series, wherein the Adviser provides administrative services ;

     NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Fund, Administrator, Adviser, and FFSI agree as follows:

     SECTION 1. APPOINTMENT. The Fund hereby appoints FFSI as Sub-Administrator of the Fund and FFSI hereby accepts such appointment, all in accordance with the terms and conditions of this Agreement. In connection therewith, the Fund has delivered to the Sub-Administrator copies of its Trust Instrument, the Fund's Registration Statement and all amendments thereto filed pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Act (the "Registration Statement") and the current Prospectus and Statement of Additional Information of each Series of the Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus") and, shall promptly furnish the Sub-Administrator with all amendments of or supplements to the foregoing.

     SECTION 2. DEFINITIONS. Whenever used in this Agreement, the following terms shall have the meanings specified, insofar as the context will allow:

     a) ACT: The term Act shall mean the Investment Company Act of 1940, as amended from time to time.

     b) ADMINISTRATOR. The term Administrator shall mean Schroder Fund Advisers Inc., or any successor thereto who acts as the administrator of the Fund or any series thereof.

     c) ADVISER. The term Adviser shall mean Schroder Capital Management International Inc., or any successor thereto who acts as the investment adviser of the Fund or any series thereof;

     d)   BOARD:  The term Board shall mean the Board of Trustees of the Fund.

     e) CLASS: The term Class shall mean any future classes of each Series listed in Schedule A or any class of any Series that the Fund shall subsequently establish;

     f) CUSTODIAN; The term Custodian shall mean Chase Manhattan Bank, NA; or any successor or other custodian acting as such for any current or future Series of the Fund.

     g)   FUND:  The term Fund shall mean Schroder Capital Funds (Delaware).

     h) FUND ACCOUNTANT. The term Fund Accountant shall mean Forum Financial Corp., or any successor thereto that is responsible for calculating the Fund's net asset value and maintaining its accounting books and records.

     i) FUND BUSINESS DAY: The term Fund Business Day shall mean each day that the New York Stock Exchange is open for trading (which excludes the following national business holidays: New Year's Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day).

     j) PROSPECTUS: The term Prospectus shall mean the then-current prospectus forming a part of an effective Registration Statement of the Fund under the Securities Act of 1933, as amended, and the Act covering the Shares of a Series or Class as the case may be, as the same may be amended or supplemented from time to time.

     k) SERIES: The term Series shall mean each series listed in Schedule A or any series that the Fund shall subsequently establish;

     l) SHAREHOLDERS: The term Shareholders shall mean the registered owners from time to time of the Shares, as reflected on the share registry records of the Fund.

     m) SHARES: The term Shares shall mean the issued and outstanding shares of common stock of the Fun.d, or any series or class of the Fund, including any fractions thereof.

     n) SUB-ADMINISTRATOR: The term Sub-Administrator shall mean Forum Financial Services, Inc. or any successor thereto who provides administrative services to the Fund.

     o) TRANSFER AGENT. The term Transfer Agent shall mean Forum Financial Corp., or any successor thereto who provides transfer agent services to the Fund.

     SECTION 3. FURNISHING OF EXISTING ACCOUNTS AND RECORDS. The Fund shall promptly turn over to FFSI such of the Accounts and Records previously maintained by or for it as are necessary for FFSI to perform its functions under this Agreement. The Fund authorizes FFSI to rely on such Accounts and Records turned over to it and hereby indemnifies and will hold FFSI, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demands and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such Accounts and Records or in the failure of the Fund to provide any portion of such or to provide any information needed by FFSI to knowledgeably perform its functions.


     SECTION 4.  ADMINISTRATIVE DUTIES

     (a) Subject to the direction and control of the Board and the Administrator, the Sub-Administrator shall manage certain aspects of operations of the Fund, and any existing or future class thereof, except those functions which are the responsibility of the Adviser, the Administrator, Custodian, or Transfer Agent, all in such manner and to such extent as may be authorized by the Board, the Administrator (in the case of the International Equity Fund, Schroder U.S. Smaller Companies Fund, Schroder Emerging Markets Fund Institutional Portfolio and Schroder Latin American Fund), or the Adviser (in the case of the Schroder U.S. Equity Fund).

     (b) With respect to the Fund and each series or class thereof, as applicable, the Sub-Administrator shall:

     (i) oversee (A) the preparation and maintenance by the Adviser and the Fund's Custodian, Transfer Agent, dividend disbursing agent and Fund Accountant (or if appropriate, prepare and maintain) in such form, for such periods and in such locations as may be required by applicable law, of all documents and records relating to the operation of the Fund required to be prepared or maintained by the Fund or its agents pursuant to applicable law; (B) the reconciliation of account information and balances among the Adviser and the Fund's Custodian, Transfer Agent, dividend disbursing agent and Fund Accountant; (C) the transmission of purchase and redemption orders for Shares; (D) the notification to the Adviser of available funds for investment; and (E) the performance of fund accounting, including the calculation of the net asset value of the Shares;

    (ii) oversee the performance of administrative and professional services rendered to the Fund by others, including its Custodian, Transfer Agent and dividend disbursing agent as well as legal, auditing and shareholder servicing and other services performed for each existing or future Series of the Fund, or class thereof;

   (iii) be responsible for the preparation and the printing of the periodic updating of the Registration Statement and Prospectus, tax returns, and reports to shareholders, the Securities and Exchange Commission and state securities commissions;

    (iv) be responsible for the preparation of proxy and information statements and any other communications to shareholders;

     (v) at the request of the Board, provide the Fund with adequate general office space and facilities and provide persons suitable to the Board to serve as officers of the Fund;

    (vi) provide the Fund, at the Fund's request, with the services of persons who are competent to perform such supervisory or administrative functions as are necessary for effective operation of the Fund;

   (vii) prepare, file and maintain the Fund's governing documents, including the Trust Instrument and minutes of meetings of Trustees and shareholders;

  (viii) with the cooperation of the Fund's counsel, the Administrator, the Adviser, and other relevant parties, prepare and disseminate materials for meetings of the Board of Trustees;

    (ix) monitor sales of Shares and ensure that such Shares are properly and duly registered with the Securities and Exchange Commission and applicable state securities commissions;

     (x) oversee the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Fund and other appropriate purposes;

    (xi) oversee the determination of the amount of, and supervise the declaration of, dividends and other distributions to shareholders as necessary to, among other things, maintain the qualification of each Series as a regulated investment company under the Internal Revenue Code of 1986, as amended, and prepare and distribute to appropriate parties notices announcing the declaration of dividends and other distributions to shareholders; and

   (xii) advise the Fund and its Board of Trustees on matters concerning the Fund and its affairs.

     (c) FFSI shall prepare and maintain or cause to be prepared and maintained records in such form for such periods and in such locations as may be required by applicable regulations, all documents and records relating to the services provided to the Fund pursuant to this Agreement required to be maintained pursuant to the Act, rules and regulations of the Securities and Exchange Commission, the Internal Revenue Service and any other national, state or local government entity with jurisdiction over the Fund. The accounts and records pertaining to the Fund which are in possession of the Sub-Administrator shall be the property of the Fund. The Fund, or the Fund's authorized representatives, shall have access to such accounts and records at all times during the Sub-Administrator's normal business hours. Upon the reasonable request of the Fund, copies of any such accounts and records shall be provided promptly by the Sub-Administrator to the Fund or the Fund's authorized representatives. In the event the Fund designates a successor to any of the Sub-Administrator's obligations hereunder, the Sub-Administrator shall, at the expense and direction of the Fund, transfer to such successor all relevant books, records and other data established or maintained by the Sub-Administrator under this Agreement.

     SECTION 5. STANDARD OF CARE. FFSI, in performing under the terms and conditions of this Agreement, shall use its best judgment and efforts in rendering the services described herein, and shall incur no liability for its status hereunder or for any reasonable actions taken or omitted in good faith. As an inducement to FFSI's undertaking to render these services, the Fund hereby agrees to indemnify and hold harmless FFSI, its employees, agents, officers and trustees, from any and all loss, liability and expense, including any legal expenses, arising out of FFSI's performance under this Agreement, or status, or any act or omission of FFSI, its employees, agents, officers and trustees; provided that this indemnification shall not apply to FFSI's actions taken or failures to act in cases of FFSI's own bad faith, willful misconduct or gross negligence in the performance of its duties under this Agreement; and provided further that FFSI shall give the Fund notice and reasonable opportunity to defend against any such loss, claim, damage, liability or expense in the name of the Fund or FFSI, or both. The Fund will be entitled to assume the defense of any suit brought to enforce any such claim or demand, and to retain counsel of good standing chosen by the Fund and approved by FFSI, which approval shall not be withheld unreasonably. In the event the Fund does elect to assume the defense of any such suit and retain counsel of good standing approved by FFSI, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Fund does not elect to assume the defense of any such suit, or in case FFSI does not approve of counsel chosen by the Fund or FFSI has been advised that it may have available defenses or claims which are not available or conflict with those available to the Fund, the Fund will reimburse FFSI, its officers or trustees or the controlling person or persons named as defendant or defendants in such suit, for the fees and expenses of any one law firm retained as counsel by FFSI or them. FFSI may, at any time, waive its right to indemnification hereunder and assume its own defense.
Without limitation of the foregoing:

     a) FFSI may rely upon the advice of the Fund or of counsel, who may be counsel for the Fund or counsel for FFSI, and upon statements of accountants, brokers and other persons believed by it in good faith to be expert in the matters upon which they are consulted, and FFSI shall not be liable to anyone for any actions taken in good faith upon such statements.

     b) FFSI may act upon any oral instruction which it receives and which it believes in good faith was transmitted by the person or persons authorized by the Board of the Fund to give such oral instruction. FFSI shall have no duty or obligation to make any inquiry or effort of certification of such Oral Instruction.

     c) FFSI shall not be liable for any action taken in good faith reliance upon any written instruction or certified copy of any resolution of the Board of the Fund, and FFSI may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by FFSI to have been validly executed.

     d) FFSI may rely and shall be protected in acting upon any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other paper document believed by it to be genuine and to have been signed or presented by the purchaser, Fund or other proper party or parties.

     SECTION 6. EXPENSES. Subject to any agreement by the Sub-Administrator or other person to reimburse any expenses of the Fund that relate to any Series, the Fund shall be responsible for and assume the obligation for payment of all of its other expenses, including: (a) the fee payable under Section 7 hereof;
(b) the fees payable to the Adviser under the Advisory Agreements; (c) the fees payable to the Administrator under the Administrative Agreement; (d) expenses of issue, repurchase and redemption of Shares; (e) interest charges, taxes and brokerage fees and commissions, including the fees and commissions of introducing brokers; (f) premiums of insurance for the Fund, its Trustees and officers and fidelity bond premiums; (g) fees, interest charges and expenses of third parties, including the Fund's Custodian, Transfer Agent, dividend disbursing agent and Fund Accountant; (h) fees of pricing, interest, dividend, credit and other reporting services; (i) costs of membership in trade associations; (j) telecommunications expenses; (l) funds transmission expenses;
(m) auditing, legal and compliance expenses; (n) costs of forming the Fund and maintaining its existence; (o) to the extent permitted by rule 12b-1 under the 1940 Act, costs of preparing and printing the Series' Prospectuses, subscription application forms and shareholder reports and delivering them to existing shareholders; (p) expenses of meetings of shareholders and proxy solicitations therefore; (q) costs of maintaining books of original entry for portfolio and fund accounting and other required books and accounts, of calculating the net asset value of shares of the Fund and of preparing tax returns; (r) costs of reproduction, stationery and supplies; (s) fees and expenses of the Fund's Trustees; (t) compensation of the Fund's officers and employees who are not employees of the Adviser or Sub-Administrator or their respective affiliated persons and costs of other personnel (who may be employees of the Adviser, FFSI or their respective affiliated persons) performing services for the Fund; (u) costs of Trustee meetings; (v) Securities and Exchange Commission registration fees and related expenses; (w) state or foreign securities laws registration fees and related expenses; and (x) all fees and expenses paid by the Fund in accordance with any distribution plan adopted pursuant to Rule 12b-1 under the Act or under any shareholder service plan or agreement.

     In the event that this agreement is terminated, FFSI shall be reimbursed for reasonable charges and disbursements associated with promptly transferring to the Administrator or successor sub-administrator the original or copies of all accounts and records maintained by FFSI hereunder, and cooperating with, and providing reasonable assistance to, the Administrator or successor sub-administrator in the establishment of the accounts and records necessary to carry out the Administrator's or successor sub-administrators responsibilities.

     SECTION 7.  COMPENSATION

     (a) Promptly after receiving their Administrative or Advisory fees from the Fund, the Administrator (with respect to all series of the Fund other than the Schroder U.S. Equity Fund) or the Adviser (with respect to Schroder U.S. Equity Fund) shall pay the Sub-Administrator a fee for administrative services provided to such series by the Sub-Administrator pursuant to this Agreement, at an annual rate equal to the amount set forth in Schedule B hereto. In the alternative, the Fund may pay the sub-Administrator directly such fees upon authorization by the Administrator (with respect to all series of the Fund other than the Schroder U.S. Equity Fund) or the Adviser (with respect to the Schroder U.S. Equity Fund) and the deduction of an equivalent amount from the fees paid to the Administrator or Adviser. Such fees shall be accrued daily and shall be payable monthly in arrears on the first day of each calendar month for services performed under this Agreement during the prior calendar month. If the fees payable to the Sub-Administrator pursuant to this paragraph 7 begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of each Series shall be computed in the manner specified in its Prospectus for the computation of net asset value. Upon the termination of this Agreement, the Fund shall pay to the Sub-Administrator such compensation as shall be payable prior to the effective date of such termination.

     (b) Notwithstanding anything in this Agreement to the contrary, the Sub-Administrator and its affiliated persons may receive compensation or reimbursement from the Fund with respect to (i) the provision of services on behalf of the Series in accordance with any distribution plan adopted by the Fund pursuant to Rule 12b-1 under the Act, or (ii) the provision of shareholder support or other services, including fund accounting services.

     SECTION 8.  EFFECTIVENESS, DURATION AND TERMINATION

     (a) EFFECTIVENESS. This Agreement shall become effective on the date first above written with respect to existing series of the Fund and shall relate to every other Series as of the date on which the Fund's Registration Statement relating to the shares of such Series becomes effective.

     (b) DURATION: This Agreement shall continue in effect for twelve months and, thereafter, shall be automatically renewed each year for an additional term of one year.

     (c) TERMINATION. This Agreement may be terminated with respect to a Series at any time, without the payment of any penalty, (i) by the Board, the Administrator (with respect to all current and future series of the Fund other than Schroder U.S. Equity Fund), and the Adviser (with respect to Schroder U.S. Equity Fund) on 60 days' written notice to the Sub-Administrator or (ii) by the Sub-Administrator on 60 days' written notice to the Fund and the Administrator, and the Adviser, as appropriate. Upon receiving notice of termination by FFSI, the Fund shall use its best efforts to obtain a successor sub-administrator. Upon receipt of written notice from the Fund of the appointment of the successor sub-administrator, and upon payment to FFSI of all fees owed through the effective termination date, and reimbursement for reasonable charges and disbursements (as described in Section 6), FFSI shall promptly transfer to the successor sub-administrator the original or copies of all accounts and records maintained by FFSI hereunder including, in the case of records maintained on computer systems, copies of such records in machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor sub-administrator in the establishment of the accounts and records necessary to carry out the successor sub-administrator's responsibilities. For so long as FFSI continues to perform any of the services contemplated by this Agreement after termination of this Agreement (as agreed to by the Fund and FFSI), the provisions of Sections 5 and 7 hereof shall continue in full force and effect.

     SECTION 9. ACTIVITIES OF SUB-ADMINISTRATOR. Except to the extent necessary to perform its obligations under this Agreement, nothing herein shall be deemed to limit or restrict the Sub-Administrator's right, or the right of any of its officers, trustees or employees (whether or not they are a Trustee, officer, employee or other affiliated person of the Fund) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, fund, firm, individual or association.

     SECTION 10. COOPERATION WITH INDEPENDENT ACCOUNTANTS. FFSI shall cooperate with the Fund's independent public accountants and shall take reasonable action to make all necessary information available to such accountants for the performance of their duties.

     SECTION 11. SERVICE DAYS. Nothing contained in this Agreement is intended to or shall require FFSI, in any capacity hereunder, to perform any functions or duties on any day other than a Fund Business Day. Functions or duties normally scheduled to be performed on any day which is not a Fund Business Day shall be performed on, and as of, the next Fund Business Day, unless otherwise required by law.

     SECTION 12. NOTICES. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing and shall be delivered in person, or by first-class mail, postage prepaid, or by overnight or two-day private mail service to the respective party. Notice to the Fund shall be given as follows until further notice:

          Schroder Capital Funds (Delaware)
          787 Seventh Avenue
          New York, New York 10019

Notice to FFSI shall be given as follows until further notice:

          Forum Financial Services, Inc.
          2 Portland Square
          Portland, Maine  04101

     SECTION 13.  MISCELLANEOUS

     (a) MODIFICATIONS AND AMENDMENTS. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

     (b) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which, when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     (c) CONSTRUCTION IF PROVISION DEEMED ILLEGAL OR INVALID. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     (d) SECTION AND PARAGRAPH HEADINGS. Section and Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (e) NOTICES. Notices, requests, instructions and communications received by the parties at their respective principal addresses, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

     (f) SUCCESSORS AND ASSIGNS. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the fund without the written consent of FFSI, or by FFSI, without the written consent of the Fund authorized or approved by a resolution of the Board.

     (g) GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

SCHRODER CAPITAL FUNDS                  SCHRODER FUND ADVISERS INC.
   (DELAWARE)




__________________________________      ________________________________
Laura E. Luckyn-Malone, President

FORUM FINANCIAL SERVICES, INC.          SCHRODER CAPITAL MANAGEMENT
                                         INTERNATIONAL INC.



________________________________        ________________________________
John Y. Keffer, President

                                                                           DRAFT

                        SCHRODER CAPITAL FUNDS (DELAWARE)
                          SUB-ADMINISTRATION AGREEMENT


                                   SCHEDULE A
                               SERIES OF THE FUND


                            International Equity Fund
                            Schroder U.S. Equity Fund
                      Schroder U.S. Smaller Companies Fund
                          Schroder Latin American Fund
             Schroder Emerging Markets Fund Institutional Portfolio




                                   SCHEDULE B
                             SUB-ADMINISTRATION FEES


     SERIES                                  FEE AS % OF THE AVERAGE ANNUAL
     DAILY NET ASSETS OF THE FUND

     International Equity Fund               0.05%

     All Other Existing or Future Series     0.10%

     The minimum administration fee per series is $25,000, plus $12,000 per class for any additional classes. FFSI agrees to waive the minimum fee for the five Series of the Fund listed in Schedule A.

     During any period in which Schroder Emerging markets Fund Institutional Portfolio invests all (or substantially all) of its investment assets in a registered, open-end management investment company, or separate series thereof ("Core Portfolio"), in accordance with Section 12(d)(1)(E) under the Investment Company Act of 1940, the Administrator (or the Trust in compliance with Section 7 of the Sub-Administration Agreement shall pay the Sub-Administrator a monthly fee on the first business day of each month based upon the average daily value of the net assets of the Fund during the preceding month at an annual rate of 0.05% of the average daily value of net assets of the Fund. Forum agrees to waive this fee, following full waiver of fees payable by the Fund or the Core Portfolio to Schroder Capital Management International Inc. and Schroder Fund Advisors Inc., to the extent necessary to keep the total expense ratio for the Schroder Emerging Markets Fund Institutional Portfolio, including indirect expenses borne by the Fund as a result of investing in the Core Portfolio, at or below 1.60% of average daily net assets in the Fund.